Exhibit 99.1

FTI Consulting, Inc.

555 12th Street NW

Washington, D.C. 20004

+1.202.312.9100

Investor & Media Contact:

Mollie Hawkes

+1.617.747.1791

mollie.hawkes@fticonsulting.com

FTI Consulting Reports Record Third Quarter 2019 Financial Results

•	Third Quarter 2019 Revenues of $593.1 Million, Up 15.6% Compared to $513.0 Million in Prior Year Quarter

•	Third Quarter 2019 EPS of $1.59, Up 39.5% Compared to $1.14 in Prior Year Quarter; Third Quarter 2019 Adjusted EPS of $1.63, Up 63.0% Compared to $1.00 in Prior Year Quarter

•	Company Raises Full Year 2019 Guidance Ranges for Revenues, EPS and Adjusted EPS to Reflect Record Year-to-Date 2019 Performance

Washington, D.C., October 24, 2019 — FTI Consulting, Inc. (NYSE: FCN) today released financial results for the quarter ended September 30, 2019.

Third quarter 2019 revenues of $593.1 million increased $80.1 million, or 15.6%, compared to revenues of $513.0 million in the prior year quarter. Excluding the estimated negative impact from foreign currency translation (“FX”), revenues increased $86.7 million, or 16.9%, compared to the prior year quarter. The increase in revenues was driven by higher demand across all business segments compared to the prior year quarter. Net income of $60.4 million compared to $44.3 million in the prior year quarter. The increase in net income was primarily due to higher operating profits in the Corporate Finance & Restructuring and Forensic and Litigation Consulting segments.

Adjusted EBITDA of $92.3 million, or 15.6% of revenues, compared to $67.4 million, or 13.1% of revenues, in the prior year quarter. The increase in Adjusted EBITDA was primarily due to higher revenues in the Corporate Finance & Restructuring and Forensic and Litigation Consulting segments, which was partially offset by higher compensation, primarily related to a 16.7% increase in billable headcount and higher variable compensation, as well as higher selling, general and administrative (“SG&A”) expenses compared to the prior year quarter.

Third quarter 2019 fully diluted earnings per share (“EPS”) of $1.59 compared to $1.14 in the prior year quarter. Third quarter 2019 EPS included $2.2 million of non-cash interest expense related to the Company’s 2.0% convertible senior notes due 2023 (“2023 Convertible Notes”), which decreased EPS by $0.04. Third quarter 2018 EPS included a $6.2 million after-tax gain related to the sale of the Company’s Ringtail e-discovery software and related business (“Ringtail divestiture”), which increased EPS by $0.16. Third quarter 2019 Adjusted EPS of $1.63, which excludes the non-cash interest expense, compared to Adjusted EPS of $1.00 in the prior year quarter.

Commenting on these results, Steven H. Gunby, President and Chief Executive Officer of FTI Consulting, said, “These powerful results reflect our focus: investing in great professionals to enhance our ability to serve our clients as they navigate their most complex business challenges and opportunities.”

Cash Position and Capital Allocation

Net cash provided by operating activities of $131.3 million for the quarter ended September 30, 2019 compared to $120.9 million for the quarter ended September 30, 2018. The year-over-year increase in cash provided by operating activities was largely due to an increase in cash collected resulting from higher revenues compared to the prior year quarter, which was partially offset by an increase in compensation-related costs.

During the quarter, the Company repurchased 90,848 shares of its common stock at an average price per share of $85.11 for a total cost of $7.7 million. As of September 30, 2019, approximately $94.6 million remained available for stock repurchases under the Company’s $400.0 million stock repurchase authorization.

Cash and cash equivalents of $258.5 million at September 30, 2019 compared to $505.9 million at September 30, 2018 and $189.1 million at June 30, 2019. Total debt, net of cash, of $57.8 million at September 30, 2019 compared to $110.4 million at September 30, 2018 and $147.1 million at June 30, 2019. The sequential decrease in total debt, net of cash, was primarily due to an increase in cash provided by operating activities and repayment of borrowings under the Company’s revolving credit facility, which was partially offset by payments related to the August 2019 acquisition of Andersch AG.

Third Quarter 2019 Segment Results

Corporate Finance & Restructuring

Revenues in the Corporate Finance & Restructuring segment increased $56.3 million, or 41.6%, to $191.7 million in the quarter compared to $135.4 million in the prior year quarter. Excluding the estimated negative impact from FX, revenues increased $57.7 million, or 42.6%, compared to the prior year quarter. The increase in revenues was due to higher demand for restructuring and business transformation and transactions services. Adjusted Segment EBITDA of $48.1 million, or 25.1% of segment revenues, compared to $26.8 million, or 19.8% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was due to higher revenues with improved utilization, which was partially offset by higher compensation, related to an increase in variable compensation and billable headcount and higher SG&A expenses.

Forensic and Litigation Consulting

Revenues in the Forensic and Litigation Consulting segment increased $16.0 million, or 12.6%, to $142.7 million in the quarter compared to $126.7 million in the prior year quarter. Excluding the estimated negative impact from FX, revenues increased $17.0 million, or 13.4%, compared to the prior year quarter. The increase in revenues was primarily due to higher demand for disputes and investigations services. Adjusted Segment EBITDA of $27.0 million, or 18.9% of segment revenues, compared to $22.0 million, or 17.3% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was due to higher revenues, which was partially offset by higher compensation, primarily related to an increase in billable headcount and higher SG&A expenses.

Economic Consulting

Revenues in the Economic Consulting segment increased $2.5 million, or 1.8%, to $141.7 million in the quarter compared to $139.2 million in the prior year quarter. Excluding the estimated negative impact from FX, revenues increased $4.7 million, or 3.4%, compared to the prior year quarter. The increase in revenues was largely due to higher demand for non-merger and acquisition-related antitrust services. Adjusted Segment EBITDA of $19.4 million, or 13.7% of segment revenues, compared to $23.2 million, or 16.7% of segment revenues, in the prior year quarter. Adjusted Segment EBITDA declined compared to the prior year quarter, as the increase in revenues was more than offset by higher compensation, related to an increase in variable compensation and billable headcount and higher SG&A expenses.

Technology

Revenues in the Technology segment increased $0.4 million, or 0.7%, to $57.1 million in the quarter compared to $56.7 million in the prior year quarter. Excluding the estimated negative impact from FX, revenues increased $0.9 million, or 1.5%, compared to the prior year quarter. The increase in revenues was primarily due to higher demand for global cross-border investigations and litigation services, which was offset by lower demand for merger and acquisition-related “second request” services. Adjusted Segment EBITDA of $12.3 million, or 21.5% of segment revenues, compared to $11.5 million, or 20.2% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was due to higher revenues and lower SG&A expenses, largely due to a decline in research and development expense resulting from the September 2018 Ringtail divestiture, which was partially offset by higher compensation, due to an increase in billable headcount and variable compensation.

Strategic Communications

Revenues in the Strategic Communications segment increased $4.9 million, or 8.9%, to $60.0 million in the quarter compared to $55.1 million in the prior year quarter. Excluding the estimated negative impact from FX, revenues increased $6.4 million, or 11.7%, compared to the prior year quarter. The increase in revenues was primarily due to higher demand for project-based corporate reputation services in North America and Europe, the Middle East and Africa. Adjusted Segment EBITDA of $12.6 million, or 21.1% of segment revenues, compared to $10.8 million, or 19.6% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was due to higher revenues, which was partially offset by higher compensation, related to an increase in billable headcount and variable compensation and higher SG&A expenses.

2019 Guidance

Given the record year-to-date 2019 performance, the Company is raising its full year revenue, EPS and Adjusted EPS guidance for 2019. The Company now estimates that 2019 revenues will range between $2.250 billion and $2.300 billion. This compares to the previous revenue guidance of between $2.175 billion and $2.250 billion. The Company now estimates that 2019 EPS will range between $5.63 and $5.88. This compares to the previous EPS guidance of between $4.88 and $5.38. The Company now estimates that 2019 Adjusted EPS will range between $5.75 and $6.00. This compares to the previous Adjusted EPS guidance of between $5.00 and $5.50. The $0.12 per share variance between EPS and Adjusted EPS guidance for full year 2019 includes estimated non-cash interest expense of approximately $0.17 per share related to the Company’s 2023 Convertible Notes and the first quarter 2019 $0.05 per share tax gain related to the Ringtail divestiture.

Third Quarter 2019 Conference Call

FTI Consulting will host a conference call for analysts and investors to discuss third quarter financial results at 9:00 a.m. Eastern Time on Thursday, October 24, 2019. The call can be accessed live and will be available for replay over the internet for 90 days by logging onto the Company’s investor relations website here.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations manage change, mitigate risk and resolve disputes: financial, legal, operational, political & regulatory, reputational and transactional. With more than 4,700 employees located in 28 countries, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges and make the most of opportunities. The Company generated $2.03 billion in revenues during the fiscal year 2018. More information can be found at www.fticonsulting.com.

Use of Non-GAAP Measures

In the accompanying analysis of financial information, we sometimes use information derived from consolidated and segment financial information that may not be presented in our financial statements or prepared in accordance with generally accepted accounting principles (“GAAP”). Certain of these measures are considered “non-GAAP financial measures” under the U.S. Securities and Exchange Commission (“SEC”) rules. Specifically, we have referred to the following non-GAAP measures:

•	Total Segment Operating Income

•	Adjusted EBITDA

•	Total Adjusted Segment EBITDA

•	Adjusted EBITDA Margin

•	Adjusted Net Income

•	Adjusted Earnings per Diluted Share

•	Free Cash Flow

We have included the definitions of Segment Operating Income (Loss) and Adjusted Segment EBITDA, which are GAAP financial measures, below in order to more fully define the components of certain non-GAAP financial measures presented in this press release. We define Segment Operating Income (Loss) as a segment’s share of consolidated operating income. We define Total Segment Operating Income, which is a non-GAAP financial measure, as the total of Segment Operating Income (Loss) for all segments, which excludes unallocated corporate expenses. We use Segment Operating Income (Loss) for the purpose of calculating Adjusted Segment EBITDA. We define Adjusted Segment EBITDA as a segment’s share of consolidated operating income before depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges and goodwill impairment charges. We use Adjusted Segment EBITDA as a basis to internally evaluate the financial performance of our segments because we believe it reflects current core operating performance and provides an indicator of the segment’s ability to generate cash. We define Adjusted EBITDA Margin, which is a non-GAAP financial measure, as Adjusted EBITDA as a percentage of total revenues.

We define Total Adjusted Segment EBITDA, which is a non-GAAP financial measure, as the total of Adjusted Segment EBITDA for all segments, which excludes unallocated corporate expenses. We define Adjusted EBITDA, which is a non-GAAP financial measure, as consolidated net income before income tax provision, other non-operating income (expense), depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, gain or loss on sale of a business and losses on early extinguishment of debt. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with a more complete understanding of our operating results, including underlying trends. In addition, EBITDA is a common alternative measure of operating performance used by many of our competitors. It is used by investors, financial analysts, rating agencies and others to value and compare the financial performance of companies in our industry. Therefore, we also believe that these non-GAAP financial measures, considered along with corresponding GAAP financial measures, provide management and investors with additional information for comparison of our operating results with the operating results of other companies.

We define Adjusted Net Income and Adjusted Earnings per Diluted Share (“Adjusted EPS”), which are non-GAAP financial measures, as net income and earnings per diluted share (“EPS”), respectively, excluding the impact of remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, losses on early extinguishment of debt, non-cash interest expense on convertible notes, gain or loss on sale of a business and the impact of adopting the 2017 U.S. Tax Cuts and Jobs Act (the “2017 Tax Act”). We use Adjusted Net Income for the purpose of calculating Adjusted EPS. Management uses Adjusted EPS to assess total Company operating performance on a consistent basis. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with an additional understanding of our business operating results, including underlying trends.

We define Free Cash Flow, which is a non-GAAP financial measure, as net cash provided by operating activities less cash payments for purchases of property and equipment. We believe this non-GAAP financial measure, when considered together with our GAAP financial results, provides management and investors with an additional understanding of the Company’s ability to generate cash for ongoing business operations and other capital deployment.

Non-GAAP financial measures are not defined in the same manner by all companies and may not be comparable with other similarly titled measures of other companies. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our Consolidated Statements of Comprehensive Income. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the financial tables accompanying this press release.

Safe Harbor Statement

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve uncertainties and risks. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to acquisitions, share repurchases and other matters, business trends and other information that is not historical, including statements regarding estimates of our future financial results. When used in this press release, words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, estimates of our future financial results, are based upon our expectations at the time we make them and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and estimates will be achieved, and the Company’s actual results may differ materially from our expectations, beliefs and estimates. Further, preliminary results are subject to normal year-end adjustments. The Company has experienced fluctuating revenues, operating income and cash flows in prior periods and expects that this will occur from time to time in the future. Other factors that could cause such differences include declines in demand for, or changes in, the mix of services and products that we offer; the mix of the geographic locations where our clients are located or where services are performed; fluctuations in the price per share of our common stock; adverse financial, real estate or other market and general economic conditions; and other future events, which could impact each of our segments differently and could be outside of our control; the pace and timing of the consummation and integration of future acquisitions; the Company’s ability to realize cost savings and efficiencies, competitive and general economic conditions; retention of staff and clients; new laws and regulations, or changes thereto, including the 2017 Tax Act; and other risks described under the heading “Item 1A, Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC, including the risks set forth under “Risks Related to Our Reportable Segments” and “Risks Related to Our Operations,” and in the Company’s other filings with the SEC. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

# # #

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	September 30, 2019	December 31, 2018
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$258,470	$312,069
Accounts receivable:
Billed receivables	552,253	437,797
Unbilled receivables	455,342	319,205
Allowances for doubtful accounts and unbilled services	(268,132)	(202,394)

Accounts receivable, net	739,463	554,608
Current portion of notes receivable	32,368	29,228
Prepaid expenses and other current assets	65,849	69,448

Total current assets	1,096,150	965,353
Property and equipment, net	92,135	84,577
Operating lease assets	152,064	—
Goodwill	1,197,406	1,172,316
Other intangible assets, net	41,247	34,633
Notes receivable, net	78,800	84,471
Other assets	32,467	37,771

Total assets	$2,690,269	$2,379,121

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$158,136	$104,600
Accrued compensation	354,299	333,536
Billings in excess of services provided	34,349	44,434

Total current liabilities	546,784	482,570
Long-term debt, net	273,055	265,571
Non-current operating lease liabilities	171,410	—
Deferred income taxes	159,406	155,088
Other liabilities	78,380	127,067

Total liabilities	1,229,035	1,030,296

Stockholders’ equity
Preferred stock, $0.01 par value; shares authorized — 5,000; none outstanding	—	—
Common stock, $0.01 par value; shares authorized — 75,000; shares issued and outstanding — 37,629 (2019) and 38,147 (2018)	376	381
Additional paid-in capital	240,508	299,534
Retained earnings	1,384,392	1,196,727
Accumulated other comprehensive loss	(164,042)	(147,817)

Total stockholders’ equity	1,461,234	1,348,825

Total liabilities and stockholders’ equity	$2,690,269	$2,379,121

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended September 30,
	2019	2018
	(unaudited)
Revenues	$593,106	$513,012

Operating expenses
Direct cost of revenues	380,892	336,477
Selling, general and administrative expenses	127,951	117,448
Amortization of other intangible assets	2,125	1,975

	510,968	455,900

Operating income	82,138	57,112

Other income (expense)
Interest income and other	2,973	1,400
Interest expense	(4,832)	(7,246)
Gain on sale of business	—	13,031

	(1,859)	7,185

Income before income tax provision	80,279	64,297
Income tax provision	19,857	19,964

Net income	$60,422	$44,333

Earnings per common share — basic	$1.65	$1.19

Weighted average common shares outstanding — basic	36,617	37,318

Earnings per common share — diluted	$1.59	$1.14

Weighted average common shares outstanding — diluted	37,938	38,756

Other comprehensive loss, net of tax
Foreign currency translation adjustments, net of tax expense of $0 and $373	$(16,633)	$(4,180)

Total other comprehensive loss, net of tax	(16,633)	(4,180)

Comprehensive income	$43,789	$40,153

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Nine Months Ended September 30,
	2019	2018
	(unaudited)
Revenues	$1,750,499	$1,522,884

Operating expenses
Direct cost of revenues	1,116,224	987,912
Selling, general and administrative expenses	371,042	347,473
Amortization of other intangible assets	5,838	6,297

	1,493,104	1,341,682

Operating income	257,395	181,202

Other income (expense)
Interest income and other	5,741	2,074
Interest expense	(14,371)	(20,073)
Gain on sale of business	—	13,031

	(8,630)	(4,968)

Income before income tax provision	248,765	176,234
Income tax provision	61,100	49,347

Net income	$187,665	$126,887

Earnings per common share — basic	$5.09	$3.43

Weighted average common shares outstanding — basic	36,851	37,008

Earnings per common share — diluted	$4.92	$3.32

Weighted average common shares outstanding — diluted	38,107	38,214

Other comprehensive loss, net of tax
Foreign currency translation adjustments, net of tax expense of $0 and $373	$(16,225)	$(17,417)

Total other comprehensive loss, net of tax	(16,225)	(17,417)

Comprehensive income	$171,440	$109,470

FTI CONSULTING, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Net income	$60,422	$44,333	$187,665	$126,887
Add back:
Non-cash interest expense on convertible notes	2,166	938	6,411	938
Tax impact of non-cash interest expense on convertible notes	(563)	(241)	(1,666)	(241)
Gain on sale of business	—	(13,031)	—	(13,031)
Tax impact of gain on sale of business (1)	—	6,798	(2,097)	6,798

Adjusted net income	$62,025	$38,797	$190,313	$121,351

Earnings per common share — diluted	$1.59	$1.14	$4.92	$3.32
Add back:
Non-cash interest expense on convertible notes	0.06	0.03	0.17	0.03
Tax impact of non-cash interest expense on convertible notes	(0.02)	(0.01)	(0.04)	(0.01)
Gain on sale of business	—	(0.34)	—	(0.34)
Tax impact of gain on sale of business (1)	—	0.18	(0.06)	0.18

Adjusted earnings per common share — diluted	$1.63	$1.00	$4.99	$3.18

Weighted average number of common shares outstanding — diluted	37,938	38,756	38,107	38,214

(1)	In 2019, represents a discrete tax adjustment resulting from a change in estimate related to the accounting for the sale of Ringtail.

FTI CONSULTING, INC.

RECONCILIATION OF EPS GUIDANCE TO ADJUSTED EPS GUIDANCE

	Year Ended December 31, 2019
	Low	High
Guidance on estimated earnings per common share – diluted (GAAP) (1)	$5.63	$5.88
Non-cash interest expense on convertible notes, net of tax	0.17	0.17
Tax impact of gain on sale of business	(0.05)	(0.05)

Guidance on estimated adjusted earnings per common share (non-GAAP) (1)	$5.75	$6.00

(1)

The forward-looking guidance on estimated 2019 EPS and Adjusted EPS does not reflect other gains and losses (all of which would be excluded from Adjusted EPS) related to the future impact of remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, losses on early extinguishment of debt, or gain or loss on sale of a business as these items are dependent on future events that are uncertain and difficult to predict. The forward-looking guidance excludes any shares of common stock potentially issuable upon conversion of the 2023 Convertible Notes from the calculation of EPS.

FTI CONSULTING, INC.

RECONCILIATION OF NET INCOME AND OPERATING INCOME TO ADJUSTED EBITDA

(in thousands)

Three Months Ended September 30, 2019 (unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$60,422
Interest income and other							(2,973)
Interest expense							4,832
Income tax provision							19,857

Operating income	$46,007	$25,534	$17,943	$9,094	$11,343	$(27,783)	$82,138
Depreciation and amortization	964	1,188	1,426	3,192	619	691	8,080
Amortization of other intangible assets	1,113	286	44	—	682	—	2,125

Adjusted EBITDA	$48,084	$27,008	$19,413	$12,286	$12,644	$(27,092)	$92,343

Nine Months Ended September 30, 2019 (unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$187,665
Interest income and other							(5,741)
Interest expense							14,371
Income tax provision							61,100

Operating income	$130,470	$82,753	$62,179	$30,080	$30,691	$(78,778)	$257,395
Depreciation and amortization	2,821	3,448	4,454	7,804	1,782	2,074	22,383
Amortization of other intangible assets	2,646	865	133	—	2,194	—	5,838

Adjusted EBITDA	$135,937	$87,066	$66,766	$37,884	$34,667	$(76,704)	$285,616

FTI CONSULTING, INC.

RECONCILIATION OF NET INCOME AND OPERATING INCOME TO ADJUSTED EBITDA

(in thousands)

Three Months Ended September 30, 2018 (unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$44,333
Interest income and other							(1,400)
Interest expense							7,246
Gain on sale of business							(13,031)
Income tax provision							19,964

Operating income	$25,252	$20,625	$21,713	$7,926	$9,402	$(27,806)	$57,112
Depreciation and amortization	779	1,036	1,468	3,537	568	907	8,295
Amortization of other intangible assets	767	309	57	10	832	—	1,975

Adjusted EBITDA	$26,798	$21,970	$23,238	$11,473	$10,802	$(26,899)	$67,382

Nine Months Ended September 30, 2018 (unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$126,887
Interest income and other							(2,074)
Interest expense							20,073
Gain on sale of business							(13,031)
Income tax provision							49,347

Operating income	$92,504	$71,128	$53,385	$14,486	$27,275	$(77,576)	$181,202
Depreciation and amortization	2,534	3,195	4,209	10,141	1,747	2,722	24,548
Amortization of other intangible assets	2,341	1,019	252	86	2,599	—	6,297

Adjusted EBITDA	$97,379	$75,342	$57,846	$24,713	$31,621	$(74,854)	$212,047

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

	Segment Revenues	Adjusted EBITDA	Adjusted EBITDA Margin	Utilization	Average Billable Rate	Revenue- Generating Headcount
	(in thousands)					(at period end)
Three Months Ended September 30, 2019 (unaudited)
Corporate Finance & Restructuring	$191,698	$48,084	25.1%	70%	$449	1,177
Forensic and Litigation Consulting	142,651	27,008	18.9%	61%	$336	1,326
Economic Consulting	141,715	19,413	13.7%	70%	$512	764
Technology (1)	57,083	12,286	21.5%	N/M	N/M	348
Strategic Communications (1)	59,959	12,644	21.1%	N/M	N/M	719

	$593,106	$119,435	20.1%			4,334

Unallocated Corporate		(27,092)

Adjusted EBITDA		$92,343	15.6%

Nine Months Ended September 30, 2019 (unaudited)
Corporate Finance & Restructuring	$542,667	$135,937	25.0%	70%	$451	1,177
Forensic and Litigation Consulting	427,518	87,066	20.4%	64%	$336	1,326
Economic Consulting	439,488	66,766	15.2%	76%	$500	764
Technology (1)	164,051	37,884	23.1%	N/M	N/M	348
Strategic Communications (1)	176,775	34,667	19.6%	N/M	N/M	719

	$1,750,499	$362,320	20.7%			4,334

Unallocated Corporate		(76,704)

Adjusted EBITDA		$285,616	16.3%

Three Months Ended September 30, 2018 (unaudited)
Corporate Finance & Restructuring	$135,418	$26,798	19.8%	65%	$414	926
Forensic and Litigation Consulting	126,684	21,970	17.3%	63%	$327	1,129
Economic Consulting	139,166	23,238	16.7%	71%	$540	705
Technology (1)	56,692	11,473	20.2%	N/M	N/M	303
Strategic Communications (1)	55,052	10,802	19.6%	N/M	N/M	652

	$513,012	$94,281	18.4%			3,715

Unallocated Corporate		(26,899)

Adjusted EBITDA		$67,382	13.1%

Nine Months Ended September 30, 2018 (unaudited)
Corporate Finance & Restructuring	$419,695	$97,379	23.2%	67%	$425	926
Forensic and Litigation Consulting	388,250	75,342	19.4%	65%	$328	1,129
Economic Consulting	405,583	57,846	14.3%	70%	$515	705
Technology (1)	144,035	24,713	17.2%	N/M	N/M	303
Strategic Communications (1)	165,321	31,621	19.1%	N/M	N/M	652

	$1,522,884	$286,901	18.8%			3,715

Unallocated Corporate		(74,854)

Adjusted EBITDA		$212,047	13.9%

N/M — Not meaningful

(1)

The majority of the Technology and Strategic Communications segments’ revenues are not generated based on billable hours. Accordingly, utilization and average billable rate metrics are not presented as they are not meaningful as a segment-wide metric.

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended September 30,
	2019	2018
	(unaudited)
Operating activities
Net income	$187,665	$126,887
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,384	24,548
Amortization and impairment of other intangible assets	5,838	6,297
Acquisition-related contingent consideration	717	355
Provision for doubtful accounts	13,552	11,951
Non-cash share-based compensation	14,060	12,219
Amortization of debt discount and issuance costs	8,666	2,604
Gain on sale of business	—	(13,031)
Other	248	751
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, billed and unbilled	(191,644)	(130,369)
Notes receivable	2,521	2,659
Prepaid expenses and other assets	(5,817)	(174)
Accounts payable, accrued expenses and other	(7,332)	16,150
Income taxes	30,777	28,922
Accrued compensation	5,156	7,207
Billings in excess of services provided	(9,925)	(10,704)

Net cash provided by operating activities	76,866	86,272

Investing activities
Proceeds from sale of business	—	50,283
Payments for acquisition of businesses, net of cash received	(18,791)	—
Purchases of property and equipment	(27,026)	(27,841)
Other	55	741

Net cash provided by (used in) investing activities	(45,762)	23,183

Financing activities
Repayments under revolving line of credit, net	—	(100,000)
Proceeds from issuance of convertible notes	—	316,250
Payments of debt issue costs	—	(8,048)
Deposits	535	2,327
Purchase and retirement of common stock	(77,949)	(29,220)
Net issuance of common stock under equity compensation plans	3,176	31,241
Payments for business acquisition liabilities	(2,282)	(3,029)

Net cash provided by (used in) financing activities	(76,520)	209,521

Effect of exchange rate changes on cash and cash equivalents	(8,183)	(3,070)

Net increase (decrease) in cash and cash equivalents	(53,599)	315,906
Cash and cash equivalents, beginning of period	312,069	189,961

Cash and cash equivalents, end of period	$258,470	$505,867